UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 21, 2007

MB FINANCIAL, INC.

(Exact name of registrant as specified in its charter)

Maryland	0-24566-01	36-4460265
(State or other jurisdiction	(Commission File No.)	(IRS Employer Identification Number)
jurisdiction of incorporation)

800 West Madison Street, Chicago, Illinois	60607
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (888) 422-6562

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On February 21, 2007, the Board of Directors of MB Financial, Inc. (the “Company”), acting on the recommendations of the Organization and Compensation Committee of the Board of Directors, approved base salary levels for 2007 and target bonus awards for 2007 under the Company's Annual Incentive Bonus Plan (the “Bonus Plan”) for the executive officers who were named in the Company’s last filed annual meeting proxy statement:

	2007 Base Salary	2007 Incentive Target

Mitchell Feiger	$600,000	65% of 2007 Base Salary
President and Chief Executive
Officer of the Company

Jill E. York	$283,000	50% of 2007 Base Salary
Vice President and Chief Financial
Officer of the Company and
Executive Vice President and Chief
Financial Officer of MB Financial
Bank, N.A. (the “Bank”)

Thomas D. Panos	$350,000	65% of 2007 Base Salary
President and Chief Commercial
Banking Officer of the Bank

Ronald D. Santo	$316,000(1)	50% of 2007 Base Salary
Vice President of the Company,
Chairman and Group President of
the Bank

Burton J. Field	$415,000(2)	26% of 2007 Base Salary
Vice President of the Company,
President, Lease Banking of the Bank

(1)
Pursuant to an agreement between the Bank and Mr. Santo, salary payments to Mr. Santo are subject to reduction to the extent he works more than two weeks per year from his second home (up to six additional weeks, at half salary).

(2)
Pursuant to Mr. Field’s employment agreement with the Bank, salary payments to Mr. Field are subject to reduction to the extent he takes more than six weeks’ vacation time (up to ten additional weeks, at half salary).

The Bonus Plan will continue to work in a manner similar to the way in which it worked for 2006. The amount of the actual bonus payout, if any, will depend upon the extent to which corporate performance goals are met, and the executive officer’s individual contribution to the achievement of those goals. For executive officers in staff (i.e., non-revenue producing) functions (which includes Mr. Feiger and Ms. York), the corporate performance component is comprised of Company-wide performance goals set forth in the Company’s business plan, with net income and earnings per share figuring most prominently along with the successful implementation of tactics intended to further longer-term strategic goals. For executive officers in line business units (which includes Messrs. Panos, Santo and Field), the corporate performance component is computed as a combination of achievement of Company-wide performance goals and the achievement of business unit goals, including, among others, loan growth, new banking relationships, deposit balance growth and fee income.

An executive officer’s actual bonus award can be up to 225% of his or her target bonus award amount, depending upon actual results compared to targeted results, as well as the officer’s individual performance.  To the extent an officer’s actual bonus is in excess of 100% of his or her targeted award amount, the excess amount may be paid in the form of restricted stock granted under the Company’s Omnibus Incentive Plan.

Following the end of 2007, the Organization and Compensation Committee will determine, as percentages of target, to what extent the corporate performance goals are satisfied and the individual contribution of each executive officer to the achievement of those goals. The percentage of corporate goals achieved will be multiplied by the individual’s targeted bonus award amount. This result will then be multiplied by the individual performance factor. For example, if an officer’s target bonus award amount for 2007 were $150,000, and 90% of the corporate performance goals were met and an 80% individual performance factor were applied, he or she would earn a bonus of $108,000 ($150,000 x 90% x 80%). All bonus payments are subject to the approval of the Board of Directors.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

On February 21, 2007, the Company’s Board of Directors approved an amendment and restatement of the Company’s bylaws. The amendment and restatement eliminated certain corporate governance provisions pertaining to the Company’s November 2001 merger of equals transaction with MidCity Financial Corporation, which had expired by their terms, made conforming changes to other provisions of the bylaws and added the ability to provide certain notices and other communications electronically, as permitted by the Maryland General Corporation Law. The foregoing description is qualified in its entirety by the complete text of the amended and restated bylaws, filed as Exhibit 3.1 to this report.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

3.1	Amended and Restated Bylaws of the Company (incorporated by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 (File No. 0-24566-01))

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MB FINANCIAL, INC.

Date: February 27, 2007	By: /s/ Jill E. York
Jill E. York
Vice President and Chief Financial Officer